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                                                                    EXHIBIT 99.1


                           [WESTPORT RESOURCES LOGO]


                         WESTPORT RESOURCES CORPORATION
                   1670 BROADWAY, SUITE 2800, DENVER, CO 80202


              WESTPORT CAPTURES LEGACY GAS ASSET IN ROCKY MOUNTAINS

Denver, Colorado - November 6, 2002 -- Westport Resources Corporation (NYSE:
WRC) today announced that it has agreed to purchase from El Paso Corporation (NYSE: EP) and certain of its affiliated companies natural gas properties and midstream gathering and compression assets located in Uintah County, Utah for a purchase price of approximately $502 million. The Company expects to close the transaction in December of 2002.

Upon completion of the transaction, Westport's reserves will increase by approximately 57% and over 465% of estimated 2002 production will be replaced. Together with the recently completed Smith acquisition, these assets would bring Westport's estimated total reserves as of June 30, 2002 to approximately 1.6 Tcfe.

"The transaction presents us with the rare opportunity to add a focused legacy asset to our portfolio giving us control over a large resource base which strategically positions Westport as a significant Rockies gas producer," commented Don Wolf, Chairman and Chief Executive Officer of Westport. "We believe these long-lived properties possess exceptional upside and, combined with the proved reserves, will position us to continue to grow our reserve and production base over the next five to ten years."

With a reserve life index of approximately 21 years, these assets would extend Westport's reserve life index to approximately 10 years. The Company estimates that in total the assets would add approximately 600 Bcfe of proved reserves to Westport's reserve base, primarily in the Natural Buttes and Ouray Fields. These assets are currently producing approximately 80 Mmcfe/d.

As a result of the transaction, Westport's gas reserves would increase to 68% of total proved reserves and the gas production would increase to 68% of total estimated production.

The properties include approximately 205,000 net developed acres and approximately 35,000 net undeveloped acres. Westport has identified approximately 1,500 development drilling opportunities and several deeper exploratory opportunities. Westport expects to drill an estimated 80 to 90 wells in 2003 with plans to accelerate the drilling program in 2004 and beyond.

Westport plans to fund the transaction initially with debt and is currently evaluating additional financing options, including the sale of assets, securing a partner for a portion of the acquisition and issuance of equity or other capital markets transactions.



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CONFERENCE CALL

The Company will host a telephone conference call on Thursday, November 7, 2002 at 11:00 EDT to discuss the transaction. Please call 877-270-9495 (US/Canada) or 706-634-1321 (International) to be connected to the call. A digitized replay will also be available for one week following the live broadcast at 800-642-1687 (US/Canada) or 706-645-9291 (International) and can be accessed by using the Conference ID #6593485.

In addition, the conference call may be listened to live over the Internet from the Investor Relations-Webcast Presentation tab on Westport's website at www.westportresourcescorp.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and archived on the Company's website.

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Gulf of Mexico, the Rocky Mountains, Permian Basin/Mid-Continent and the Gulf Coast.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.

FORWARD - LOOKING STATEMENTS

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact, such as anticipated dates of first production, estimated reserves, projected drilling and development activity, projected production, and projected property sales. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the transaction will be consummated. There are many factors that could cause forward-looking statements not to be correct, including the risks and uncertainties inherent in the Company's business and other cautionary statements set forth in the filings of the Company with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, environmental risks, regulatory changes, general economic conditions, and the actions or inactions of third-party operators. The Company does not undertake any obligation to update any forward-looking statements contained in this release.